EXHIBIT 99.1
LGI Homes, Inc. Reports Fourth Quarter and Full Year 2018 Results and Releases 2019 Guidance
THE WOODLANDS, Texas, February 26, 2019 (GLOBE NEWSWIRE) - LGI Homes, Inc. (Nasdaq:LGIH) today announced results for the fourth quarter 2018 and the twelve months ended December 31, 2018.
Fourth Quarter 2018 Results and Comparisons to Fourth Quarter 2017

•	Net Income increased 19.7% to $42.7 million, or $1.89 Basic EPS and $1.72 Diluted EPS

•	Net Income Before Income Taxes increased 2.1% to $56.2 million

•	Home Sales Revenues increased 5.0% to $425.2 million

•	Home Closings increased 0.4% to 1,852 homes

•	Average Home Sales Price increased 4.5% to $229,568

•	Gross Margin as a Percentage of Homes Sales Revenues remained approximately the same at 24.4%

•	Adjusted Gross Margin (non-GAAP) as a Percentage of Home Sales Revenues increased to 26.2% from 25.8%

•	Active Selling Communities at December 31, 2018 increased to 88 from 78

•	51,442 Total Owned and Controlled Lots at December 31, 2018
Please see “Non-GAAP Measures” for a reconciliation of Adjusted Gross Margin (a non-GAAP measure) to Gross Margin, the most directly comparable GAAP measure.
Full Year 2018 Results and Comparisons to Full Year 2017

•	Net Income increased 37.1% to $155.3 million, or $6.89 Basic EPS and $6.24 Diluted EPS

•	Net Income Before Income Taxes increased 16.2% to $199.1 million

•	Home Sales Revenues increased 19.6% to $1.5 billion

•	Home Closings increased 11.4% to 6,512 homes

•	Average Home Sales Price increased 7.3% to $231,020

•	Gross Margin as a Percentage of Homes Sales Revenues was 25.3% as compared to 25.5%

•	Adjusted Gross Margin (non-GAAP) as a Percentage of Home Sales Revenues increased to 27.0% from 26.9%
Please see “Non-GAAP Measures” for a reconciliation of Adjusted Gross Margin (a non-GAAP measure) to Gross Margin, the most directly comparable GAAP measure.
Management Comments
“We are extremely pleased with the results of 2018 and our record setting performance during the fourth quarter,” said Eric Lipar, the Company's Chief Executive Officer and Chairman of the Board. “We finished the year with a record-breaking 6,512 homes closed, we achieved significant growth in revenues, active community count and average home sales price, and we increased basic earnings per share more than 31% over 2017.”
“We believe we are poised to take advantage of continued growth and believe we are well positioned to continue to increase our revenues, community count and earnings per share, allowing LGI Homes to achieve our long-term goals and objectives of market leading returns for our stockholders.”
“As we turn our attention to 2019, we remain focused on delivering strong results. Our sales to date in 2019 have been solid and we believe these sales will fuel our future closings over the next few months. As a result, we maintain our positive outlook for the year. Assuming that general economic conditions, including interest rates and mortgage availability, in 2019 are similar to those experienced so far in the first quarter of 2019, we expect to close between

6,900 and 7,800 homes and end the year between 105 and 115 active communities, and we believe basic EPS will be in the range of $7.00 to $8.00 per share,” Lipar concluded.
2018 Fourth Quarter Results
Home closings during the fourth quarter of 2018 increased 0.4% to 1,852 from 1,844 during the fourth quarter of 2017. At the end of the fourth quarter of 2018, active selling communities increased to 88, up from 78 communities at the end of the fourth quarter of 2017.
Home sales revenues for the fourth quarter of 2018 were $425.2 million, an increase of $20.2 million, or 5.0%, over the fourth quarter of 2017. The increase in home sales revenues is primarily due to the increase in the average home sales price during the fourth quarter of 2018 and an increase in the number of homes closed.
The average home sales price was $229,568 for the fourth quarter of 2018, an increase of 4.5% over the fourth quarter of 2017. This increase is primarily due to changes in product mix, higher price points in new markets, and a favorable pricing environment.
Gross margin as a percentage of home sales revenues for the fourth quarter of 2018 remained approximately the same as the fourth quarter of 2017 at 24.4%. Adjusted gross margin (non-GAAP) as a percentage of home sales revenues for the fourth quarter of 2018 increased to 26.2% from 25.8% for the fourth quarter of 2017. Please see “Non-GAAP Measures” for a reconciliation of adjusted gross margin (non-GAAP) to gross margin, the most comparable GAAP measure.
Net income of $42.7 million, or $1.89 per basic share and $1.72 per diluted share, for the fourth quarter of 2018 increased $7.0 million, or 19.7%, from $35.6 million for the fourth quarter of 2017. The increase in net income is primarily due to the decrease in the effective tax rate.
2018 Full Year Results
Home closings for the twelve months ended December 31, 2018 increased 11.4% to 6,512 from 5,845 during the twelve months ended December 31, 2017.
Home sales revenues for the twelve months ended December 31, 2018 increased 19.6% to $1.5 billion compared to the twelve months ended December 31, 2017. The increase in home sales revenues is primarily due to the increase in the number of homes closed and an increase in the average home sales price.
The average home sales price was $231,020 for the twelve months ended December 31, 2018, an increase of $15,800, or 7.3%, from the average home sales price of $215,220 for the twelve months ended December 31, 2017. This increase is primarily due to changes in product mix, higher price points in certain new markets, and a favorable pricing environment.
Gross margin as a percentage of home sales revenues for the twelve months ended December 31, 2018 was 25.3% as compared to 25.5% for the twelve months ended December 31, 2017. This decrease is primarily due to a combination of higher construction costs and lot costs partially offset by higher average home sales price, and to a lesser extent due to 466 wholesale home closings during the twelve months ended December 31, 2018 compared to 201 wholesale home closings during the twelve months ended December 31, 2017. However, adjusted gross margin (non-GAAP) as a percentage of home sales revenues for the twelve months ended December 31, 2018 increased to 27.0% from 26.9% for the twelve months ended December 31, 2017. Please see “Non-GAAP Measures” for a reconciliation of adjusted gross margin (non-GAAP) to gross margin, the most comparable GAAP measure.
Net income of $155.3 million, or $6.89 per basic share and $6.24 per diluted share, for the twelve months ended December 31, 2018 increased $42.0 million, or 37.1%, from $113.3 million for the twelve months ended December 31, 2017. This increase is primarily attributable to the 11.4% increase in homes closed, an increase in average home sales price, and a decrease in the effective tax rate compared to the twelve months ended December 31, 2017.

Outlook
Subject to the caveats in the Forward-Looking Statements section of this press release, the Company offers the following guidance for 2019. The Company believes it will have between 105 and 115 active selling communities at the end of 2019, close between 6,900 and 7,800 homes in 2019, and generate basic EPS between $7.00 and $8.00 per share during 2019. In addition, the Company believes 2019 gross margin as a percentage of home sales revenues will be in the range of 23.5% and 25.5% and 2019 adjusted gross margin (non-GAAP) as a percentage of home sales revenues will be in the range of 25.5% and 27.5% with capitalized interest accounting for substantially all of the difference between gross margin and adjusted gross margin. The Company also believes that the average home sales price in 2019 will be between $235,000 and $245,000. This outlook assumes that general economic conditions, including interest rates and mortgage availability, in the remainder of 2019 are similar to those experienced so far in the first quarter of 2019 and that average home sales price, construction costs, availability of land, land development costs and overall absorption rates in the remainder of 2019 are consistent with the Company’s recent experience. In addition, this outlook assumes that none of the Company’s 4.25% Convertible Notes due 2019 ($70.0 million aggregate principal amount currently outstanding) are converted prior to their maturity on November 15, 2019.
Earnings Conference Call
The Company will host a conference call via live webcast for investors and other interested parties beginning at 12:30 p.m. Eastern Time on Tuesday, February 26, 2019 (the “Earnings Call”). The Earnings Call will be hosted by Eric Lipar, Chief Executive Officer and Chairman of the Board, and Charles Merdian, Chief Financial Officer.
Participants may access the live webcast by visiting the Investor Relations section of the Company’s website at www.LGIHomes.com. The Earnings Call can also be accessed by dialing (855) 433-0929, or (970) 315-0256 for international participants.
An archive of the webcast will be available on the Company’s website for approximately 12 months. A replay of the Earnings Call will also be available later that day by calling (855) 859-2056, or (404) 537-3406, using conference id “3055219”. This replay will be available until March 5, 2019.
About LGI Homes, Inc.
Headquartered in The Woodlands, Texas, LGI Homes, Inc. engages in the design, construction and sale of homes in Texas, Arizona, Florida, Georgia, New Mexico, Colorado, North Carolina, South Carolina, Washington, Tennessee, Minnesota, Oklahoma, Alabama, California, Oregon, and Nevada. The Company has a notable legacy of more than 15 years of homebuilding operations, over which time it has closed over 29,000 homes. For more information about the Company and its new home developments please visit the Company’s website at www.LGIHomes.com.
Forward-Looking Statements
Any statements made in this press release or on the Earnings Call that are not statements of historical fact, including statements about the Company’s beliefs and expectations, are forward-looking statements within the meaning of the federal securities laws, and should be evaluated as such. Forward-looking statements include information concerning projected 2019 home closings, year-end selling communities, basic earnings per share, gross margin as a percentage of home sales revenues, adjusted gross margin as a percentage of home sales revenue, and average home sales price, as well as market conditions and possible or assumed future results of operations, including descriptions of the Company’s business plan and strategies. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “objective,” “plan,” “potential,” “predict,” “projection,” “should,” “will” or, in each case, their negative, or other variations or comparable terminology. For more information concerning factors that could cause actual results to differ materially from those contained in the forward-looking statements please refer to the “Risk Factors” section in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, including the “Cautionary Statement about Forward-Looking Statements” subsection within the “Risk Factors” section, and subsequent filings by the Company with the Securities and Exchange Commission. The Company bases these forward-looking statements or projections on its current expectations, plans and assumptions that it has made in light of its experience in the industry, as well as its perceptions of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances and at such time. As you read and consider this press release or listen to the Earnings Call, you should understand that these statements are not guarantees of future performance or results. The forward-looking statements and projections are subject to and involve risks, uncertainties and assumptions and you should not place undue reliance on these forward-looking statements or projections. Although the Company believes that these forward-looking statements and projections are based on reasonable assumptions at the time they are made, you should be aware that many factors could affect the Company’s actual results to differ materially from those expressed in the forward-looking statements and projections. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. If the Company does update one or more forward-looking statements, there should be no inference that it will make additional updates with respect to those or other forward-looking statements.

LGI HOMES, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	December 31,
	2018	2017
ASSETS
Cash and cash equivalents	$46,624	$67,571
Accounts receivable	42,836	44,706
Real estate inventory	1,228,256	918,933
Pre-acquisition costs and deposits	45,752	18,866
Property and equipment, net	1,432	1,674
Other assets	15,765	14,196
Deferred tax assets, net	2,790	1,928
Goodwill	12,018	12,018
Total assets	$1,395,473	$1,079,892

LIABILITIES AND EQUITY
Accounts payable	$9,241	$12,020
Accrued expenses and other liabilities	76,555	102,831
Notes payable	653,734	475,195
Total liabilities	$739,530	$590,046

COMMITMENTS AND CONTINGENCIES
EQUITY
Common stock, par value $0.01, 250,000,000 shares authorized, 23,746,385 shares issued and 22,707,385 shares outstanding as of December 31, 2018 and 22,845,580 shares issued and 21,845,580 shares outstanding as of December 31, 2017	237	228
Additional paid-in capital	241,988	229,680
Retained earnings	431,774	276,488
Treasury stock, at cost 1,039,000 shares and 1,000,000 shares, respectively	(18,056)	(16,550)
Total equity	655,943	489,846
Total liabilities and equity	$1,395,473	$1,079,892

LGI HOMES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
	(unaudited)
Home sales revenues	$425,160	$404,975	$1,504,400	$1,257,960

Cost of sales	321,602	306,298	1,124,484	937,540
Selling expenses	29,320	28,639	109,460	94,957
General and administrative	18,809	15,286	70,345	55,662
Operating income	55,429	54,752	200,111	169,801
Loss on extinguishment of debt	—	—	3,599	—
Other income, net	(780)	(289)	(2,586)	(1,601)
Net income before income taxes	56,209	55,041	199,098	171,402
Income tax provision	13,556	19,401	43,812	58,096
Net income	$42,653	$35,640	$155,286	$113,306
Earnings per share:
Basic	$1.89	$1.65	$6.89	$5.24
Diluted	$1.72	$1.43	$6.24	$4.73

Weighted average shares outstanding:
Basic	22,737,294	21,783,604	22,551,762	21,604,932
Diluted	24,743,108	24,992,512	24,892,274	23,933,122

Non-GAAP Measures

In addition to the results reported in accordance with U.S. GAAP, the Company has provided information in this press release relating to adjusted gross margin.
Adjusted gross margin is a non-GAAP financial measure used by management as a supplemental measure in evaluating operating performance. The Company defines adjusted gross margin as gross margin less capitalized interest and adjustments resulting from the application of purchase accounting included in the cost of sales. Management believes this information is useful because it isolates the impact that capitalized interest and purchase accounting adjustments have on gross margin. However, because adjusted gross margin information excludes capitalized interest and purchase accounting adjustments, which have real economic effects and could impact the Company’s results, the utility of adjusted gross margin information as a measure of the Company’s operating performance may be limited. In addition, other companies may not calculate adjusted gross margin information in the same manner that the Company does. Accordingly, adjusted gross margin information should be considered only as a supplement to gross margin information as a measure of the Company’s performance.
The following table reconciles adjusted gross margin to gross margin, which is the GAAP financial measure that management believes to be most directly comparable (dollars in thousands, unaudited):

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Home sales revenues	$425,160	$404,975	$1,504,400	$1,257,960
Cost of sales	321,602	306,298	1,124,484	937,540
Gross margin	103,558	98,677	379,916	320,420
Capitalized interest charged to cost of sales	7,226	5,852	24,311	17,400
Purchase accounting adjustments (a)	561	20	1,408	246
Adjusted gross margin	$111,345	$104,549	$405,635	$338,066
Gross margin % (b)	24.4%	24.4%	25.3%	25.5%
Adjusted gross margin % (b)	26.2%	25.8%	27.0%	26.9%

(a)
Adjustments result from the application of purchase accounting for acquisitions and represent the amount of the fair value step-up adjustments included in cost of sales for real estate inventory sold after the acquisition dates.

(b)	Calculated as a percentage of home sales revenues.
Home Sales Revenues, Closings, Average Community Count and Average Monthly Absorption Rates by Reportable Segment
(Revenues in thousands, unaudited)

	Three Months Ended December 31, 2018 (a)
	Revenues	Closings	ASP	Average Community Count	Average Monthly Absorption Rate
Central	$182,613	865	$211,113	31.3	9.2
Northwest	62,676	171	366,526	11.3	5.0
Southeast	92,089	445	206,942	21.0	7.1
Florida	44,739	215	208,088	12.7	5.7
West	43,043	156	275,917	9.0	5.8
Total	$425,160	1,852	$229,568	85.3	7.2

	Three Months Ended December 31, 2017 (a)
	Revenues	Closings	ASP	Average Community Count	Average Monthly Absorption Rate
Central	$162,704	792	$205,434	28.7	9.2
Northwest	79,225	225	352,111	11.0	6.8
Southeast	49,757	263	189,190	17.0	5.2
Florida	70,388	358	196,615	11.7	10.2
West	42,901	206	208,257	10.0	6.9
Total	$404,975	1,844	$219,618	78.3	7.8

	Year Ended December 31, 2018 (a)
	Revenues	Home Closings	ASP	Average Community Count	Average Monthly Absorption Rate
Central	$623,751	2,937	$212,377	30.7	8.0
Northwest	277,567	760	365,220	10.3	6.1
Southeast	271,073	1,324	204,738	18.7	5.9
Florida	180,950	864	209,433	11.6	6.2
West	151,059	627	240,923	9.3	5.6
Total	$1,504,400	6,512	$231,020	80.6	6.7

	Year Ended December 31, 2017 (a)
	Revenues	Home Closings	ASP	Average Community Count	Average Monthly Absorption Rate
Central	$533,254	2,616	$203,843	26.2	8.3
Northwest	215,421	629	342,482	10.3	5.1
Southeast	183,422	973	188,512	15.0	5.4
Florida	199,733	1,014	196,975	11.5	7.3
West	126,130	613	205,759	10.1	5.1
Total	$1,257,960	5,845	$215,220	73.1	6.7

(a)
Beginning in the fourth quarter of 2018, we changed from six reportable segments to five reportable segments: Central, Northwest, Southeast, Florida, and West. These segments reflect the way the Company evaluates its business performance and manages its operations. Prior year information has been restated for corresponding items of our segment information.

CONTACT:     Investor Relations:
        Caitlin Stiles, (281) 210-2619
        InvestorRelations@LGIHomes.com